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EXHIBIT 10.7


                          KONTRON EMBEDDED COMPUTERS AG
                           Oskar-von-Miller Strasse 1
                              85386 Eching, Germany


                                  July 11, 2000



FieldWorks, Incorporated
7631 Anagram Drive
Eden Prairie, MN  55344

Gentlemen:

         Re:      Operating Protocol
                  ------------------

                  This letter confirms our agreement with respect to the transfer of certain design, development and production operations and European sales, service and support activities to Kontron Embedded Computers AG ("Kontron"), by FieldWorks Incorporated ("FieldWorks").

         1. Development and Production of FW5000 (Myzer) product. Kontron's objective is to complete the FW5000 (Myzer) product presently under design and development with GDA Technologies, Inc. ("GDA"), and to produce and deliver the pre-production units and the production units of the product required by FieldWorks; and FieldWorks objective is to obtain timely delivery of these products in accordance with the pricing and product specifications.

                  a. Each of Kontron and FieldWorks will use their best efforts to meet the foregoing objectives, and commits to satisfy the following obligations.

                  b. At its own expense, Kontron will complete all design and deliverable obligations of GDA with respect to the FW5000 (Myzer), in accordance with the statement of work and product specifications provided by FieldWorks and the engineering specifications provided by GDA (collectively, the "Specifications"). In particular, on or before September 29, 2000, Kontron will complete all EMI and shock & vibration testing (excluding UL and other external certifications), and associated rework, and will deliver to FieldWorks five (5) prototypes of the FW5000 (Myzer) in accordance with the Specifications.

                  c. On or before October 20, 2000, Kontron will build sixty (60) pre-production units of the FW5000 (Myzer) system in accordance with the Specifications, and will validate the production process. FieldWorks will pay US$3,250 per unit.

                  d. Kontron will use best efforts to commence delivery on or before


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         November 30, 2000, of production units of the FW5000 (Myzer) PCBA set at a volume level not to exceed sixty (60) units per week and at a purchase price not to exceed US$1347 per unit. The actual number and the configuration of such units to be delivered will be based on purchase orders to be delivered by FieldWorks. If delivery will commence after November 30, 2000, Kontron will give written notice by July 20, 2000 of the reasons for such delay.

                  e. On or before November 22, 2000, Kontron will commence delivery of production units of the FW5000 (Myzer) system at a volume level not to exceed thirty (30) units per week (which maximum amount will increase to sixty (60) per week after January 2001) and at a purchase price not to exceed US$3250 per unit. The actual number and the configuration of such units to be delivered will be based on purchase orders to be delivered by FieldWorks.

         2. Marketing and Distribution of Products. Kontron's objective is to maximize the sales of FieldWorks products in European markets, and FieldWorks' objective is to obtain an experienced and extraordinary local marketing and sales channel in the European markets.

                  a. Each of Kontron and FieldWorks will use their best efforts to meet the foregoing objectives, and commits to satisfy the following obligations.

                  b. Kontron will promote, sell and distribute FieldWorks products in the markets of Germany, France, Italy, United Kingdom, Spain and Switzerland, and in any other markets where Kontron has established sales offices (collectively, the "Territory").

                  c. Kontron will offer the FW2000, FW5000 and FW8000 products as part of its existing line of products already offered in the Territory.

                  d. Current FieldWorks distributors will remain under FieldWorks management coverage until the closing of the equity option previously granted by FieldWorks to Kontron.

                  e. Kontron will maintain a sufficient sales and service staff to meet the sales and service needs of all current and potential customers in the Territory.

                  f. Kontron will maintain a sufficient technical support staff to meet the technical support needs of all current and potential customers in the Territory, including prompt and effective service for warranty and non-warranty repair and service of FieldWorks products.

                  g. Kontron will order and keep appropriate quantities of up-to-date sales literature, catalogues, demos and other promotional materials, with such materials provided by FieldWorks in the English language.


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         3.       Transition of FW2000 Production. At its own expense, each
party agrees to use best efforts to prepare for the transition of all production of the FW2000 product from Benchmark Electronics, Inc. ("Benchmark") to Kontron. Specifically, by October 1, 2000, Kontron will commence delivery of production units of the FW2000 product at volume levels as required by FieldWorks and at a purchase price of US$3,500 or less. All such units must satisfy quality and other specifications at least as favorable as those provided by Benchmark. The actual number and the configuration of such units to be delivered will be based on purchase orders to be delivered by FieldWorks.

         4. Confidentiality and Property Rights. Each party hereto agrees to maintain the confidentiality of confidential information of the other party in accordance with confidentiality agreements previously executed. FieldWorks shall own all intellectual property, documentation and other rights to all FieldWorks products, whether created or designed by FieldWorks, GDA, Kontron or others, and whether distributed and sold by Kontron or through other channels by FieldWorks.

         5. Term. Unless earlier terminated by mutual written agreement, the provision of Paragraph 1 and 2 shall continue until December 31, 2001, notwithstanding the exercise or non-exercise of any equity option by Kontron.

         6. Governing Law; Jurisdiction. This letter agreement and the respective rights, duties, and obligations hereunder shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Any action, suit or other proceeding initiated by any party hereto against the other party under or in connection with this letter agreement shall be brought only in any Federal or state court in the State of Minnesota or the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. The parties hereto hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be affected by certified mail or overnight courier to their most recent address provided the other party.

         7. Entire Agreement. This letter agreement supplements the existing agreements between the parties reflected in the purchase and option agreement and related agreements and agreements referred to therein (all of which shall remain in full force and effect).

         8. Assignability. This letter agreement shall not be assignable by any party without the written consent of each other party, and any such purported assignment by any party without such consent shall be void. 9.


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         9.       Binding Effect. Upon execution of this letter agreement by each of the parties hereto, this letter shall constitute and create, and shall be deemed to constitute and create, legally binding and enforceable obligations on the part of each party to this letter.

                  If the foregoing terms and conditions are acceptable to you, please so indicate by signing this letter and returning it to the attention of Kontron.

                                        Very truly yours,

                                        KONTRON EMBEDDED COMPUTERS AG



                                        By:   /s/ Hannes Niederhauser
                                           -------------------------------------
                                        Hannes Niederhauser
                                        President and Member of Management Board



                                        By:  /s/ Rudi Wieczorek
                                           -------------------------------------
                                        Rudi Wieczorek
                                        Chief Technical Officer and
                                            Member of Management Board

AGREED TO AND ACCEPTED:

FIELDWORKS, INCORPORATED



By:   /s/ David G. Mell
      --------------------------
      David G. Mell
      Chief Executive Officer


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